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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO CALIFORNIA MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco California Municipal Securities (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect six Trustees to its Board of Trustees, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                 Votes    Votes
                Matter                            For    Against
                ------                         --------- -------
                (1). James T. Bunch........... 3,161,470 102,372
                     Bruce L. Crockett........ 3,174,004  89,838
                     Rodney F. Dammeyer....... 3,160,269 103,573
                     Jack M. Fields........... 3,171,470  92,372
                     Martin L. Flanagan....... 3,161,563 102,279
                     Carl Frischling.......... 3,170,176  93,666

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Van Kampen California Value Municipal Income Trust.

The results of the voting on the above matters were as follows:

                                                                                   Votes    Votes   Votes   Broker
Matters                                                                             For    Against Abstain Non-Votes
-------                                                                          --------- ------- ------- ---------
(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust................... 1,817,969  45,713 67,364  1,372,208
(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Van Kampen California Value Municipal Income
     Trust...................................................................... 1,762,034 110,245 58,767  1,372,208